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                                                                    EXHIBIT 4.22



                                  Amvescap plc










                                  RULES OF THE
                                    AMVESCAP
                            DEFERRED FEES SHARE PLAN

                     Adopted by the Board on     o     1999



















                              ASHURST MORRIS CRISP
                                 Broadwalk House
                                 5 Appold Street
                                 London EC2A 2HA

                               Tel: 0171 638 1111
                               Fax: 0171 972 9770

                                    (ref PNR)


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                      THE AMVESCAP DEFERRED FEES SHARE PLAN


1.         DEFINITIONS

The following words and expressions shall have the following meanings:-

"Board" the board of directors of the Company or a duly authorised committee thereof;

"Commencement Date"         o   1999;

"Company"                   Amvescap plc;

"Control"                   except where otherwise expressly stated, control
                            within the meaning of Section 840 of the Income and Corporation Taxes Act 1988;

"Deferral Notice"           a notice in writing from a Director to the
                            Company, in the form annexed to these Rules, or in such other form as the Board may from time to time determine, relating to the Fees of a Fee Period commencing no less than one calendar month after the date of receipt of such notice by the Company;

"Deferred Proportion"       that proportion of any Director's Fees as shall have
                            been the subject of a Deferral Notice;

"Director"                  on any day on or after the Commencement Date, an
                            individual who is a director of the Company;

"Fee Period"                the period 1 July 1999 to 31 December 1999, and
                            thereafter any year ending 31 December, or such other period as the Board may from time to time determine;

"Fees" fees for performing services in the capacity only of a Director;

"Participant"               any Director who shall have submitted a Deferral
                            Notice;

"Plan" the Amvescap Deferred Fees Share Plan constituted by the Rules;

"Rules"                     these Rules as from time to time amended;

"Share" a fully paid ordinary share in the capital of the Company;

"Taxes" all forms of taxation whether of the United Kingdom or elsewhere wheresoever and whensoever imposed, (including, without limitation, income tax, inheritance tax and national insurance contributions) and all other statutory, governmental, state, provincial, local governmental or municipal impositions, duties, rates and levied and all penalties, charges, costs and interest relating to any such matters.

2.         PURPOSE


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           These Rules constitute the Amvescap Deferred Fees Share Plan.

3.         DEFERRAL OF FEES

3.1 A Director may, at any time and from time to time, deliver a Deferral Notice to the Company.

3.2 The Deferral Notice shall identify the Fee Period or Fee Periods (or shall be stated to operate in respect of an indefinite number of Fee Periods), and the proportion of the Director's fees for that Fee Period or those Fee Periods, to which it relates.

3.3 The effect of a Deferral Notice shall be to vary the terms on which a Director is paid Fees for the relevant Fee Period or Fee Periods to which the Deferral Notice relates.

3.4 No Deferral Notice may be varied or withdrawn by a Director in relation to any Fee Period to which it relates less than one calendar month prior to the commencement of that Fee Period other than with the agreement of the Board.

3.5 No Deferral Notice may be varied or withdrawn in respect of any Fee Period which shall have commenced.

3.6 The Company shall acknowledge receipt of a Deferral Notice and shall determine prior to the commencement of any Fee Period to which the Deferral Notice relates whether the Fees deferred shall be provided for only by crediting the same to a deferred fees account (an "Unfunded Deferral") or an amount equal to the Fees deferred shall be paid to a nominee, trustee or other custodian pending payment in accordance with the terms of the Deferral Notice (a "Funded Deferral").

3.7 All Fees the subject of a Deferral Notice delivered by a Director who is a United States taxpayer shall only be the subject of an Unfunded Deferral.

3.8 The aggregate amount of Fees payable to all Directors in any financial year of the Company, whether or not all or any of such Fees shall have been the subject of a Deferral Notice in any prior year, shall not exceed the limit set out from time to time in the articles of association of the Company.

4.         ASSIGNMENT

           No aspect of participation in the Plan may be assigned, charged or otherwise disposed of by a Participant.

5.         PAYMENT OF THE DEFERRED FEES

5.1 Subject to Rule 5.4, the Deferred Proportion (or the sum then representing the Deferred Proportion, if different) shall be paid to the Participant within ten working days of the date on which the Participant shall cease to be a Director.

5.2 Payment may be made either in cash or in such readily realisable assets as the Board and the Participant may agree, and in the absence of agreement at the discretion of the Board.

5.3 In any case in which the Company shall issue Shares to a Participant, such Shares shall be paid up by the application of the Fees the subject of the relevant Deferral Notice.


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5.4        In any year:-

           (a) Fees which shall not have been the subject of a Deferral Notice shall be paid before Fees which shall have been so subject;

           (b) Fees which shall have been the subject of an earlier Deferral Notice shall be paid before Fees which shall have been the subject of a later Deferral Notice; and,

           (c) to the extent that the payment, on any day, of Fees which shall have been the subject of a Deferral Notice would otherwise breach the limit in Rule 3.8 such Fees shall not be payable until they may be paid without giving rise to any such breach; and in the case of such Fees attributable to more than one Director the amount of such Fees shall be reduced pro-rata as between the Directors.

6.         NOTICES

           Any notice which the Board or any Director or Participant is required or may desire to give pursuant to these Rules shall be in writing and sufficiently given if delivered personally or sent first class through the post prepaid addressed to the Company Secretary, the Director or the Participant, as the case may be, at the Company's registered office or the Director's or Participant's address last known to the Company respectively and if so sent by post shall be deemed to have been duly delivered notwithstanding that he be then deceased (and whether or not the Company has notice of his death) except where his personal representatives have established their title to the satisfaction of the Company and supplied to the Company an address to which documents are to be sent.

7.         EMPLOYMENT RIGHTS

7.1 This Plan shall not form part of any contract of employment between the Company and any Director.

7.2        Participation in the Plan shall be on the express condition that:-

           (a) neither it nor cessation of participation shall afford any individual under the terms of his office with the Company any additional or other rights to compensation or damages; and

           (b) no damages or compensation shall be payable in consequence of the termination of such office or for any other reason whatsoever to compensate him for the loss of any rights the Participant would otherwise have had (actual or prospective) under the Plan howsoever arising but for such termination; and

           (c) the Participant shall be deemed irrevocably to have waived any such rights to which he may otherwise have been entitled.

7.3 No individual shall have any claim against the Company arising out of his not being admitted to participation in the Plan which (for the avoidance of doubt) is entirely within the discretion of the Board.

7.4 No Participant shall be entitled to claim compensation from the Company in respect of any Fees deferred by him pursuant to the Plan or for any diminution or extinction of his rights or benefits (actual or otherwise) in connection with the Plan and the Company shall be



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           entirely free to conduct its affairs as it sees fit without regard to any consequences under, upon or in relation to the Plan or any Participant.

8.         TAXATION

           The Company may make such provision for and take such action as may be considered by it to be necessary or expedient for the withholding or payment of any Taxes for it is properly accountable and whenever and wherever those Taxes are imposed provided those Taxes arise in respect of any payment or other benefit arising or deemed to arise to any Participant pursuant to these Rules including (but not limited to) (i) the withholding of funds or property (or any portion thereof) from any payment under these Rules or from any other payment to be made to the Participant or (ii) the cancellation of any such payment to the extent necessary to secure funds for the Company to discharge such Taxes for which it is properly accountable.

9.         ADMINISTRATION AND AMENDMENT

9.1 The Plan shall be administered under the direction of the Board who may at any time and from time to time by resolution and without other formality amend or augment these Rules or the Plan PROVIDED THAT no amendment shall affect adversely any existing rights of Participants.

9.2 The Company shall bear the costs of setting up and administering the Plan.

9.3 The Company shall maintain for itself all necessary records relating to the Plan.

10.        TERMINATION

           The Plan may be terminated at any time by a resolution of the Board but any termination shall not affect rights existing prior to such termination.

11.        GOVERNING LAW

           The Plan shall be governed by and construed under English law. Any proceeding arising from or in connection with the Plan may be brought in any court of competent jurisdiction in England.



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